EXHIBIT 99.1

YP.NET  INITIATES  QUARTERLY  DIVIDEND
Announcement Caps 16 Straight Quarters Of Growth
Mesa, Arizona - (Business Wire)
March 2, 2004

The board of directors of YP.Net, Inc. (OTC BB: YPNT), a leading provider of Internet Yellow Pages and related services, announced today that it has initiated a $.01 per share dividend on its common stock. The dividend will be paid on April 30, 2004 to shareholders of record as of March 20, 2004.

The dividend announcement caps 16 quarters of solid growth for the Company. As of January 1, 2004, the Company had nearly 283,000 customers for its Internet Advertising Package(TM), an increase from the 167,000 it had on January 1, 2003.

"Thanks to the efforts of everyone at the Company, YP.Net's growth is so strong we can not only fund our continued expansion from current income, but we can also return value to all our shareholders in the form of dividends," said YP.Net CEO Angelo Tullo in making the announcement. "This is one more example of how YP.Net is going from strength to strength in its pursuit of its business model and corporate vision."

The Company is issuing the dividend pursuant to an agreement with two of its major shareholders under which the Company terminated loan agreements with those shareholders. Under the new arrangement, YP.Net has agreed to issue a dividend of at least one cent per share every quarter, subject to available cash on hand and compliance with applicable laws. According to Mr. Tullo, "paying dividends will cost the Company less than the loan agreements and, at the same time, will benefit all YP.Net shareholders."

ABOUT YP.NET, INC.

YP.Net Inc., a leading provider of Internet-based Yellow Pages services, offers an Internet Advertising Package ("IAP") that includes a Mini-WebPage(TM) and Preferred Listing through its Yellow Pages web site at www.YP.Com. The Company's web site contains listings for approximately 18 million businesses in the United States and 150 million individuals in the United States and Canada. As of December 31, 2003, YP.Net, Inc. has 283,064 IAP advertisers.

YP.Net also provides an array of other Internet services that complement its Yellow Pages web site, including an Internet Dial-Up Package(TM) (dial-up Internet access) and QuickSite(TM) (web site design & hosting services).

YP.Net is a longstanding member, exhibitor and sponsor of the two major Yellow Pages trade associations - Yellow Page Integrated Media Association "YPIMA," the major trade association of Yellow Pages publishers throughout the world, and the Association of Directory Publishers "ADP," which mostly represents independent Yellow Pages publishers. YP.Net, Inc. is based in Mesa, AZ. For more information, visit the web site at www.YP.Com.

This press release includes statements that constitute "forward-looking statements," which are


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often characterized by the terms "may," "believes," "projects," "expects," or
"anticipates," and do not reflect historical facts. Specific forward-looking statements contained in this press release include, but are not limited to the Company's expectation of continued expansion.

Forward-looking statements involve risks, uncertainties and other factors that may cause actual results, performance or achievements of YP.Net and its subsidiary to be materially different from those expressed or implied by such forward-looking statements. Factors that could affect the Company's results and cause them to materially differ from those contained in the forward-looking statements contained herein include, without limitation the Company's failure to attract or obtain new Internet Advertising Package customers, to realize the desired results of its marketing and solicitation efforts or the failure to launch its branding campaign.

Other factors that may affect forward-looking statements and the Company's business generally include but are not limited to: (i) the success of existing competitors and the introduction of new competitors in the market; (ii) the impact of existing or new regulation on the Company's marketing and solicitation efforts; (iii) risk factors and cautionary statements made in the Company's Annual Report on Form 10-KSB for the period ended September 30, 2003; and (iv) other factors that YP.Net is currently unable to identify or quantify, but may exist in the future.

Forward-looking statements speak only as of the date the statement was made. YP.Net does not undertake and specifically declines any obligation to update any forward-looking statements.

CONTACT:
YP.Net, Inc.
David Iannini
Chief Financial Officer
480-654-9646 x1258
Fax 480-654-9747


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